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Exhibit 10.5

SERVICES AGREEMENT

        THIS SERVICES AGREEMENT (this "Agreement") is entered into as of January 31, 2006 by and between Chipotle Mexican Grill, Inc., a Delaware corporation ("Chipotle"), and McDonald's Corporation, a Delaware corporation ("McDonald's").

RECITALS

        WHEREAS, Chipotle will be issuing shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), to the public in an offering registered under the Securities Act of 1933, as amended (the "Initial Public Offering");

        WHEREAS, upon consummation of the Initial Public Offering, McDonald's will own, indirectly through its wholly-owned subsidiary McDonald's Ventures, LLC, at least 65% of the outstanding shares of Common Stock (as defined below), which ownership will provide McDonald's with, in most circumstances, at least 87% of the combined voting power of the outstanding Common Stock;

        WHEREAS, McDonald's has heretofore directly or indirectly provided certain services to Chipotle, including (a) accounting and financial transaction processing and reporting services, as described in more detail on Schedule I attached to this Agreement (the "Accounting Services"), (b) making certain insurance coverage programs available to Chipotle, as described in more detail on Schedule II attached to this Agreement (the "Insurance Services"), and (c) making certain McDonald's employee benefit plans available to employees of Chipotle, as described in more detail on Schedule III attached to this Agreement (the "Benefits Services", and together with the Accounting Services and the Insurance Services, collectively, the "Services");

        WHEREAS, on the terms and subject to the conditions set forth herein, Chipotle desires to retain McDonald's as an independent contractor to provide, directly or indirectly, the Services to Chipotle after the Closing Date (as defined below); and

        WHEREAS, on the terms and subject to the conditions set forth herein, McDonald's desires to provide, directly or indirectly, such Services to Chipotle.

AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, McDonald's and Chipotle, for themselves, their successors and assigns, agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Accounting Services" has the meaning ascribed thereto in the recitals to this Agreement.

        "Action" has the meaning ascribed thereto in Section 5.02.

        "Agreement" has the meaning ascribed thereto in the preamble to this Agreement, as such agreement may be amended and supplemented from time to time in accordance with its terms.

        "Benefits Services" has the meaning ascribed thereto in the recitals to this Agreement.

        "Chipotle" has the meaning ascribed thereto in the preamble to this Agreement.

        "Chipotle Indemnified Person" has the meaning ascribed thereto in Section 5.03.

        "Class A Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

        "Closing Date" means the date of the closing of the initial sale of Class A Common Stock in the Initial Public Offering.

        "Common Stock" means the Class A Common Stock, the Class B Common Stock, $0.01 par value per share, of Chipotle, and any other class of Chipotle capital stock representing the right to vote for the election of directors.

        "Confidential Information" has the meaning ascribed thereto in Section 7.07.

        "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

        "Insurance Services" has the meaning ascribed thereto in the recitals to this Agreement.

        "McDonald's" has the meaning ascribed thereto in the preamble to this Agreement.

        "McDonald's Indemnified Person" has the meaning ascribed thereto in Section 5.01.

        "McDonald's Plans" means those certain employee benefit plans of McDonald's that are being made available to certain employees of Chipotle as part of the Benefits Services, all as described in more detail on Schedule III.

        "Ownership Reduction Date" means the date on which McDonald's ceases to own, directly or indirectly, shares of Common Stock representing more than eighty percent (80%) of the combined voting power of the outstanding Common Stock.

        "Parties" means both Chipotle and McDonald's, and "Party" means one of them as the context indicates.

        "Payment Date" has the meaning ascribed thereto in Section 3.02.

        "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

        "Schedule I" means the first schedule attached to this Agreement which lists the Accounting Services to be provided by McDonald's to Chipotle and sets forth the related billing methodology and term.

        "Schedule II" means the second schedule attached to this Agreement which lists the Insurance Services to be provided by McDonald's to Chipotle and sets forth the related billing methodology and term.

        "Schedule III" means the third schedule attached to this Agreement which lists the Benefits Services to be provided by McDonald's to Chipotle and sets forth the related billing methodology and term.

        "Schedules" has the meaning ascribed thereto in Section 3.01.

        "Service Costs" has the meaning ascribed thereto in Section 3.01.

        "Services" has the meaning ascribed thereto in the recitals to this Agreement.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

ARTICLE II

PURCHASE AND SALE OF SERVICES; NO WARRANTY

        Section 2.01.    Purchase and Sale of Services.

        (a)    Subject to the terms and conditions of this Agreement and in consideration of the Service Costs described below, McDonald's agrees to provide to Chipotle, or procure the provision to Chipotle of, and Chipotle agrees to purchase from McDonald's, the Services. Unless otherwise specifically agreed by McDonald's and Chipotle, the Services to be provided or procured by McDonald's hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, Chipotle prior to the Closing Date.

        (b)    The Parties understand that (i) the Services McDonald's shall provide to Chipotle under this Agreement will, at Chipotle's request, be provided to Subsidiaries of Chipotle and (ii) McDonald's may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Chipotle, Chipotle agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.

        Section 2.02.    Additional Services.    In addition to the Services to be provided or procured by McDonald's pursuant to Section 2.01, to the extent that McDonald's and Chipotle mutually agree in their respective sole discretion, McDonald's may provide additional services (including services not provided by McDonald's to Chipotle prior to the Closing Date) to Chipotle. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by McDonald's and Chipotle in their respective sole discretion.

        Section 2.03    NO WARRANTY.    Chipotle acknowledges that (a) McDonald's does not regularly provide the Services, or any related services, to third parties as part of its business and (b) that McDonald's does not warrant or assume responsibility for its provision of the Services. THERE ARE NO WARRANTIES RELATING TO THE SERVICES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III

SERVICE COSTS; OTHER CHARGES

        Section 3.01.    Service Costs Generally.    Schedule I, Schedule II, and Schedule III attached to this Agreement (as may be amended from time to time by mutual agreement of the Parties in writing, collectively, the "Schedules") indicate, with respect to each Service listed therein, the method of calculating the amount Chipotle shall pay to McDonald's for such Services (collectively, the "Service Costs"). Chipotle agrees to pay to McDonald's the Service Costs applicable to each of the Services in the manner set forth in Section 3.02.

        Section 3.02.    Invoicing and Settlement of Costs.

        (a)    Unless alternative arrangements for a particular Service are set forth on the applicable Schedule, McDonald's will invoice or otherwise notify Chipotle of the Service Costs on a monthly basis, either directly or through McDonald's intracompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to Chipotle prior to the Closing Date. In connection with the invoicing described in this Section 3.02(a), McDonald's will provide to Chipotle the same billing data and level of detail as it customarily provided to Chipotle prior to the Closing Date.

        (b)    Chipotle agrees to pay, without setoff, all of the Service Costs on or before ten (10) business days after the date on which McDonald's invoices or otherwise notifies Chipotle of the Service Costs (each invoice date or notification date, a "Payment Date"). At McDonald's option, and upon reasonable notice to Chipotle, Chipotle shall make such payments through McDonald's intracompany billing system, cash management systems, or by wire transfer of immediately available funds payable to the order of McDonald's. If Chipotle fails to pay any monthly payment within ten (10) business days of the relevant Payment Date, Chipotle shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime rate announced by JP Morgan Chase (as of the applicable Payment Date) plus two percent (2%) per annum, compounded monthly from the relevant Payment Date through the date of payment.

        Notwithstanding the foregoing, if Chipotle has reasonable basis to believe an invoice is incorrect, Chipotle shall notify McDonald's of the basis for its belief and the Parties shall reasonably cooperate to resolve such matter. Provided Chipotle has timely paid all amounts not in dispute, in such event, interest shall not accrue on any amount in dispute and no default shall be alleged until the earlier of (x) thirty (30) days from the Payment Date and (y) three (3) business days following resolution of such matter.

ARTICLE IV

CHIPOTLE DELEGATION; TRADEMARKS AND SERVICE MARKS

        Section 4.01.    Delegation.    Chipotle delegates to McDonald's final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of McDonald's Plans. McDonald's may further delegate such authority to third-party plan administrators.

        Section 4.02.    Trademarks and Service Marks.    Chipotle agrees to permit McDonald's and its Subsidiaries to use the trademarks and service marks owned by Chipotle or any of its Subsidiaries at no cost to McDonald's or its Subsidiaries for use in McDonald's annual report to shareholders, documentation relating to any of the Services, and for any other similar purposes, so long as Chipotle reviews and consents to such particular uses, said consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE V

LIMITATION OF LIABILITY; INDEMNIFICATION

        Section 5.01.    Limitation of Liability.

        (a)    Chipotle agrees that none of McDonald's and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "McDonald's Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Chipotle or any of its Subsidiaries for or in connection with the Services rendered or to be rendered by any McDonald's Indemnified Person pursuant to this Agreement or any other services rendered by any McDonald's Indemnified Person, the transactions contemplated by this Agreement, or any McDonald's Indemnified Person's actions or inactions in connection with any such Services, any such other services, or any such transactions, except for damages which have resulted from such McDonald's Indemnified Person's willful misconduct in connection with any such Services, other services, transactions, actions or inactions.

        (b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR ANY OTHER LOSS) HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES OR ANY OTHER SERVICES. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY PROVISIONS SPECIFIED HEREIN. McDONALD'S SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE WHATSOEVER FOR CEASING TO PROVIDE ANY OF THE SERVICES UPON TERMINATION PURSUANT TO THIS AGREEMENT.

        Section 5.02.    Indemnification of McDonald's by Chipotle.    Chipotle agrees to indemnify and hold harmless each McDonald's Indemnified Person from and against any damages, and to reimburse each McDonald's Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation (each an "Action") and whether or not any McDonald's Indemnified Person is a party, arising out of or in connection with Services rendered or to be rendered by any McDonald's Indemnified Person pursuant to this Agreement or any other services rendered by any McDonald's Indemnified Person, the transactions contemplated by this Agreement, or any McDonald's Indemnified Person's actions or inactions in connection with any such Services, any such other services, or any such transactions; provided that no Chipotle Indemnified Person will be responsible for any damages of any McDonald's Indemnified Person that have resulted from such McDonald's Indemnified Person's willful misconduct in connection with any such Services, other services, transactions, actions, or inactions.

        Section 5.03.    Indemnification of Chipotle by McDonald's.    McDonald's agrees to indemnify and hold harmless Chipotle and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Chipotle Indemnified Person") from and against any damages, and will reimburse each Chipotle Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing or defending any Action, arising out of the willful misconduct of any McDonald's Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

        Section 5.04.    Further Indemnification.    To the extent that any other Person has agreed to indemnify any McDonald's Indemnified Person or to hold a McDonald's Indemnified Person harmless and such Person provides services to McDonald's or any affiliate of McDonald's relating directly or indirectly to any McDonald's Plan included in the Benefits Services, McDonald's will exercise reasonable efforts to make such agreement applicable to any Chipotle Indemnified Person so that each Chipotle Indemnified Person is held harmless or indemnified to the same extent as any McDonald's Indemnified Person.

ARTICLE VI

TERM AND TERMINATION

        Section 6.01.    Term; Expiration.    This Agreement shall expire on the date of termination of the last to terminate of the Services, according to their respective terms set forth on the Schedules.

        Section 6.02.    Termination Prior to Expiration.

        (a)    McDonald's may terminate any affected Service at any time if (i) Chipotle shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) McDonald's has notified Chipotle in writing of such failure, and (iii) such failure shall have continued for a period of thirty (30) days after Chipotle's receipt of notice of such failure.

        (b)    Chipotle may terminate any affected Service at any time if (i) McDonald's shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) Chipotle has notified McDonald's in writing of such failure, and (iii) such failure shall have continued for a period of thirty (30) days after McDonald's' receipt of notice of such failure.

        (c)    McDonald's may terminate any affected Service effective immediately upon written notice to Chipotle if the performance of such Service would require McDonald's to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract.

        Section 6.03.    Effect of Termination.

        (a)    Other than as required by law, upon termination or expiration of any Service pursuant to Section 6.01 or Section 6.02, McDonald's will have no further obligation to provide the terminated or expired Service (or any Service, in the case of termination of this Agreement) and Chipotle will have no obligation to pay any fees relating to such Services; provided, however, that notwithstanding such termination or expiration, (i) Chipotle shall remain liable to McDonald's for fees owed and payable in respect of Services provided prior to the effective date of the termination or expiration; (ii) with respect to Benefits Services, McDonald's shall continue to charge Chipotle for administrative and program costs relating to McDonald's Plans if such costs are paid after but incurred prior to the termination or expiration of any Benefits Service, and Chipotle shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V, VI and VII shall survive any such termination or expiration.

        (b)    Following termination or expiration of this Agreement with respect to any Service, McDonald's and Chipotle agree to cooperate, at Chipotle's expense, in providing for an orderly transition of such Service to Chipotle or to a successor service provider.

ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Prior Agreements.    In the event there is any conflict between the provisions of this Agreement and provisions of prior written or oral agreements between McDonald's or its Subsidiaries and Chipotle or its Subsidiaries, the provisions of this Agreement shall govern and such provisions in the prior agreements are deemed to be amended so as to conform with this Agreement.

        Section 7.02.    Future Litigation and Other Proceedings.    In the event that Chipotle (or any of its officers or directors) or McDonald's (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other Party's expense, with any reasonable requests by the other Party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that Chipotle (or any of its officers or directors) and McDonald's (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

        Section 7.03.    No Agency.    Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, except to the extent provided in Section 4.01, constitute or be deemed to constitute any Party as the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

        Section 7.04.    Subcontractors. McDonald's may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 5.01, McDonald's will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Chipotle.

        Section 7.05.    Force Majeure.

        (a)    For purposes of this Section, "force majeure" means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, terrorism, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), telecommunications failure and failure of energy sources.

        (b)    Neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such Party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

        (c)    Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the Party affected shall give written notice to the other Party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the Party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a Party being delayed by more than sixty (60) days, the other Party shall have the right to terminate this Agreement with respect to any Service effected by such delay by written notice.

        Section 7.06.    Entire Agreement.    This Agreement (including the Schedules) and any other writing signed by the Parties that specifically references this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties to this Agreement any rights or remedies hereunder.

        Section 7.07.    Confidential Information.    Chipotle and McDonald's covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other Party. "Confidential Information" shall mean all information disclosed by either Party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (a) information which becomes generally available other than by release in violation of the provisions of this Section 7.07, (b) information which becomes available on a nonconfidential basis to a Party from a source other than the other Party provided the Party in question reasonably believes that such source is not or was not bound to hold such information confidential, (c) information acquired or developed independently by a Party without violating this Section 7.07 or any other confidentiality agreement with the other Party and (d) information that any Party reasonably believes it is required to disclose by law, provided that it first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party breaches or threatens to breach any provision of this Section 7.07. Notwithstanding anything to the contrary set forth in this Agreement, McDonald's may disclose any Confidential Information that McDonald's reasonably believes is necessary or appropriate to be disclosed in the course of performing the Services, provided, however, McDonald's shall instruct all such Persons to whom it discloses any Confidential Information to hold in trust and maintain confidential all such Confidential Information.

        Section 7.08.    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement will be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

  (a)
  If to Chipotle, to:

    Chipotle Mexican Grill, Inc.
    1543 Wazee Street, Suite 200
    Denver, CO 80202
    Attn: General Counsel
    Fax: 303-390-5638

    with a copy to:

    Bryant S. Messner, Esq.
    Messner & Reeves, LLC
    1430 Wynkoop Street, Suite 400
    Denver, CO 80202

  (b)
  If to McDonald's, to:

    McDonald's Corporation
    2915 Jorie Blvd.
    Oak Brook, IL 60523
    Attn: General Counsel
    Fax: 630-623-3512

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

        Section 7.9.    Governing Law.    This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Illinois.

        Section 7.10.    Severability.    If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

        Section 7.11.    Amendment.    This Agreement may only be amended by a written agreement executed by both Parties.

        Section 7.12.    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

CHIPOTLE MEXICAN GRILL, INC.
By:	/s/ STEVE ELLS
Name:	Steve Ells
Title:	Chairman and CEO
MCDONALD'S CORPORATION
By:	/s/ MARY HEALY
Name:	Mary Healy
Title:	Vice President Corporate Finance

Services Agreement—Schedule I
Accounting Services

Services:

        Chart A below details the Accounting Services and related service levels (subject to Chipotle system obligations, as discussed below). The Accounting Services are anticipated to be provided by the McDonald's personnel located at the McDonald's accounting center in Columbus, Ohio.

        Chipotle shall remain responsible for all accounting policy decisions. McDonald's will be responsible for incorporating accounting policies into the functions performed for Chipotle. McDonald's will provide input on proposed accounting policy changes. McDonald's will escalate to appropriate Chipotle management any exceptions to accounting policies.

        Notwithstanding anything to the contrary in the Agreement or this Schedule I, all losses, costs and expenses relating to any accounting or processing errors in the delivery of the Accounting Services by McDonald's shall be borne by Chipotle.

Billing Methodology:

        McDonald's will charge Chipotle a "fully-loaded all-in" charge for delivery of the Accounting Services. This "fully-loaded all-in" charge is intended to reimburse McDonald's for all costs incurred by McDonald's in the delivery of the Accounting Services, including, without limitation, related McDonald's employee costs (salary and benefits), office and occupancy costs, travel costs, computer and related technology equipment costs, and non-cash charges (such as depreciation). This "fully-loaded all-in" charge is not intended to provide a profit to McDonald's. In the event that McDonald's ceases to own, directly or indirectly, shares of Common Stock representing more than fifty percent (50%) of the combined voting power of the outstanding Common Stock (and Chipotle continues to receive the Accounting Services from McDonald's under the terms of this Agreement), the amount that would otherwise be charged by McDonald's to Chipotle for delivery of the Accounting Services shall be increased by ten percent (10%), which amount is intended to provide a profit margin to McDonald's for the delivery of the Accounting Services.

        For calendar year 2006, the charge for Accounting Services shall be billed to Chipotle on a per store basis at a charge of $4920.00 per year (or $410 per month) per store (the "Per Store Fee"). For each calendar year after 2006, the Per Store Fee shall be calculated by dividing the projected "fully-loaded all-in" costs of delivering the Accounting Services for such calendar year (the "Projected Costs") by the projected average number of Chipotle stores for such calendar year (the "Projected Stores"), which amount can be divided again by twelve (12) to obtain the per month per store amount. In consultation with Chipotle, McDonald's shall calculate the Projected Costs and Projected Stores in good faith exercising McDonald's' reasonable judgment. McDonald's and Chipotle agree to cooperate in business and efficiency initiatives to improve service and reduce costs.

Term; Termination of Accounting Services:

        Unless terminated earlier pursuant to Section 6.02 of the Agreement or as set forth below, the Accounting Services shall have an initial term expiring on December 31, 2007, and will be renewed automatically thereafter for successive two (2) year terms unless either Chipotle or McDonald's elects not to renew the Accounting Services upon not less than fifteen (15) months' written notice prior to any such renewal.

        Notwithstanding anything to the contrary set forth herein, either Party may terminate the Accounting Services at any time on fifteen (15) months' prior written notice to the other Party.

Other Terms and Conditions Relating to Accounting Services

Accounting Data and Documents	* All accounting transactional data is owned by Chipotle.
* All paper accounting documents are owned by Chipotle. McDonald's will produce any stored documents upon request within 30 days.
* Chipotle agrees to respond to System issues that impact McDonald's service levels with 24 hours.	McDonald's processes on the Chipotle ERP System (Oracle), connecting remotely. The System is administrated by Chipotle. Chipotle employs a 3rd party for hosting, and is responsible in entirety for managing the relationship. All accounting transactional data is maintained by Chipotle.

Certain paper accounting documents are filed in Columbus or moved to off-site storage in Columbus (McDonald's maintains storage log).
Rights to any Shared Tools / Technology: *Electronic Invoicing *Workflow *Accounting Tools	Electronic Invoicing / Workflow
*Upon termination of delivery of the Accounting Services by McDonald's, Chipotle will be permitted to copy Sterling configuration information if they choose to buy Sterling software.

 Accounting Tools
* Upon termination of delivery of the Accounting Services by McDonald's, Chipotle will be permitted to copy these specific tools.
* Future accounting tool development by McDonald's will be fee basis (fully loaded cost) and subject to the same agreements as the existing tools.	Electronic Invoicing (EDI)—One translation software (Sterling GIS) and architecture (hardware and hosting) are used for McOpCo, Chipotle, and CanOpCo restaurant accounts payable invoices. All entities bear in the related total cost of ownership in relation to usage.
Two times daily, transactional data is sent from the translator to Chipotle's ERP System (Oracle A/P data tables), which is owned by and controlled by Chipotle. Additionally, a Tools Warehouse is owned by McDonald's. Oracle tables are copied to this Warehouse so that business rules can be applied to the EDI data for screening prior to acceptance (i.e. valid stores, duplicates, delivery date valid).
Workflow (in development)—Sterling GIS is tool used also for invoice workflow. Front end a/p entry will be via this tool. On a daily basis, transactional data is sent from the translator to Chipotle ERP Sytstem (Oracle A/P data tables), which is owned by and controlled by Chipotle. Additionally, a Tools Warehouse is owned by McDonald's. Oracle tables are copied to this Warehouse so that business rules can be applied to the workflow data.
Accounting Tools—The following accounting tools contained in Chart B have been developed by McDonald's. These tools enable a large reduction in accounting labor associated with certain accounting processes. The tools are excel based and are housed in the Tools Warehouse. Oracle tables are copied to this Warehouse so that business rules can be applied to flag exceptions for research and resolution.
System Response Obligations	Chipotle agrees to respond to System issues that impact McDonald's service levels as follows:
* Production down problems—acknowledge receipt of issue within 1 business hour (close), 4 business hours (other). Continuous work to resolve.
* Non production down problems—acknowledge receipt of issue within 1 business day. Weekly status update.

	McDonald's agrees to the same criterion as above for Electronic Invoicing, Workflow, and Accounting Tools.	McDonald's processes on the Chipotle ERP System (Oracle), connecting remotely. The System is administrated by Chipotle.
Support of Chipotle Business Initiatives	* Projects will be prioritized jointly. * Projects will be absorbed to the extent of the 1 full time equivalent. * Additional work requested by Chipotle beyond this will be on a fee basis.	Certain Chipotle business initiatives impact the McDonald's or require the support of McDonald's (i.e. implementation of new inventory system—led by Chipotle, workflow—led by McDonald's). One full time equivalent is currently allocated for these changes.

Chart A: Services Performed / Service Level

Area	Detailed Services	Service Level
Accounts Payable Processing	• New vendor set up
•    Vendor maintenance
•    Store invoice payments
•    Corporate invoices payments
•    Expense report payments
•    Car allowance payments
•    1099's from AP subsystem
•    EDI processing
•    Stop payment processing
•    Voids
•    Check printing/ordering check stock/envelopes
•    Check mailing
•    Purchase Card Administrator Role (ordering/canceling cards/issuing monthly statements to cardholders)
•    Retrieving purchase card data and posting to GL
•    Pcard recodes for received and approved charges
•    Pcard receipt tracking
•    Daily cash funding (check accounts and request necessary funding from Mcd)
•    Reconciling AP system to GL system
	• Lease card and fuel card invoice receipt, review and payments	Invoices processed within an average of 2.5 days or less of receipt
Fixed Asset Processing	• Store invoice payments
•    Corporate invoice payments
•    Construction invoice payments
•    Transfers and retirements
•    Reconciling FA system to GL system
•    Utilizing Oracle Projects for new store construction. Includes entering misc adds (i.e. cost not entered by PO but necessary for reporting) and reconciling Projects to FA
•    Utilizing Oracle Projects for reinvestment invoices (includes communication back to facilities if expense is not capitalizeable)
•    Reviewing invoices to ensure they meet the Chipotle capitalization
	requirements	Invoices processed within an average of 2.5 days or less of receipt
General Ledger	• Trial balance review & analysis—store level
•    Sales review
•    Book recurring expenses
•    Close and distribute store P&Ls
•    Store, Master and Corporate account bank reconciliations
•    Book and report manager bonus accounts (reporting completed quarterly)
•    Process defined G&A recurring entries
•    Establishing new accounts in Oracle
•    E&Y audit—around McDonald's areas
•    Oracle GL hierarchy maintenance/creation.
•    New store set up in Oracle
•    Booking monthly insurance charges for all lease car drivers
	• Payroll 3rd party reconciliation	Close P&L by workday 5 Bank Reconciliations completed monthly
Accounts Receivable	• House accounts—billings, collection and reconciliations
•    Subtenant receivables—billings, collection and reconciliations
•    Misc accounts receivable as it relates to stores—following up on a monthly
	basis and reporting to Wazee for write off guidance when needed	Accounts receivable aging sent to Controller monthly
Cash Receipts	• Check receipts deposit and journal entry processing • Daily deposit verification (cash and cashless)	99% of Deposits (both cash and credit cards excluding AMEX and armored car) verified within 4 business days (excludes bank holidays).

99% of Deposits for AMEX and armored car verified within 6 business days (excludes bank holidays).

Lease	• Lease payments • Sales reporting to landlords • Percentage rent tracking/accruals/payments • Desk audit triple net reconciliation review	All lease defaults cured within cure date 99% of monthly recurring payments received by landlords by lease due date
Sales, Use, Personal Property and Rent Taxes
•    Processing personal property tax payments
•    Filing sales and use tax returns
•    Researching tax rates for new stores on Checkpoint and communicating information to Chipotle IT
•    Processing sales and use tax payments
•    Self assess use tax based upon Chipotle tax strategy (needs formalized)
•    Sending data requests to Marvin & Poer for personal property tax reporting
•    Receiving and reviewing personal property tax payments from Marvin Poer prior to payment
•    Sales and use tax audit administration
•    Sending tax rate change requests for existing stores to IT as identified by states/localities
	• New York commercial rent tax preparation and payment (quarterly)	Payments made to Taxing Authorities per due date Tax returns are filed with Taxing Authority per due date
Treasury	• Setting up new bank accounts based upon guidance from Chipotle
      (i.e. established relationships). For so long as McDonald's owns in excess of 50% of the combined voting power of the outstanding Common Stock of Chipotle, such bank accounts shall be established utilizing forms and procedures approved by McDonald's, in each case with approval from the
	Treasury Department of McDonald's.	Bank Accounts requested within 60 days of store turnover to Operations
New Stores	• Setting up new store numbers and cross validation rules in Oracle
•    Setting up bank accounts, Merchant IDS and ordering banking supplies
• Communicating sales tax rates to IT per review and research on Checkpoint
Petty Cash	• Process petty cash expense reports via accounts payable system. • Regional petty cash accounting (funding)	Invoices processed within an average of 2.5 days or less of receipt
System Access	• Determine needs and submit a request to IT, Application Development Manager (Chipotle)
Financial Reporting	• Distribution of monthly recap via Email on WD4 and WD5 (store level and company/regional level) • Distribution of store P&Ls via Email on WD4 and WD5	Prelim P&Ls distributed on WD4 and Final P&Ls distributed on WD5
Licenses	• Existing store license renewals except for liquor	95% of license renewals processed by due date
Cash Management	• Daily cash funding	Review cash funding each business day by 10:00 EST
Gift cards	• Reconcile from the POS to 3rd party administrator—Valuelink on a daily basis.
•    Escalate any issues to IT for resolution.
•    Book monthly gift card entries for franchise sites.
•    Prepare monthly reconciliation from GL to Valuelink balance.
	• Bulk gift card entries	Reconcile GL gift card balance to Valuelink monthly

Chart B: Accounting Tools

Application	Purpose
CHI_JESplits	Used to prepare the journal entry split
CHI_PNLDist	Used to distribute the store P&L
CHI_Recap	Used to see Financial Performance at the various levels
CHI_RegSumPNL	Used to see Financial Performance at the regional level
CHI_RevLIC	Used to ensure licenses are maintained and current—will need to be upgraded after move in November
CHI_RevDCR	Used to verify Deposits, Gift Card transactions, etc
CHI_RevPNL	Used to review the P&L for accuracy
CHI_Transfers	Used to prepare the journal entry for the transfer tickets

Services Agreement—Schedule II

Insurance Services

Services:

        McDonald's will negotiate and develop property and casualty insurance programs, terms, coverages, and premiums for Chipotle, including the following categories of insurance:

  Fiduciary Liability
  Crime
  Internet Liability
  All Risk Property, including Earthquake and Flood
  Umbrella Liability & Excess Liability
  General Liability
  Workers Compensation
  Auto Liability and Physical Damage

In addition, McDonald's will:

  (a)
  interface with the Network, Gallagher Bassett and other insurance service providers on behalf of Chipotle as reasonably requested by Chipotle;

  (b)
  enter Chipotle store and office locations into the SOCS system; and

  (c)
  provide advice on insurance, risk management and claims matters as reasonably requested by Chipotle.

Billing Methodology:

        The amounts to be paid by Chipotle to McDonald's for the Insurance Services are intended to represent the pass-through to Chipotle of costs incurred by McDonald's on Chipotle's behalf.

        With regard to (i) Fiduciary Liability, (ii) Crime, (iii) Internet Liability, (iv) All Risk Property, including Earthquake and Flood, and (v) Umbrella Liability & Excess Coverage insurances, these coverages consist of policies of insurance naming McDonald's and its subsidiaries as insureds (the "McDonald's Policies"). Based on McDonald's' current level of ownership of Chipotle, Chipotle participates as an insured subsidiary under the McDonald's Policies. A portion of the premiums paid by McDonald's for the McDonald's Policies will be allocated to Chipotle (the "Chipotle Allocation"). For the policy period from November 1, 2005 through October 31, 2006, the Chipotle Allocation shall be $645,000.00, which amount shall be paid in full immediately upon execution of this Agreement. For each policy period thereafter, McDonald's shall calculate the Chipotle Allocation in good faith exercising McDonald's' reasonable judgment and, when feasible, considering advice from insurance companies and other relevant, disinterested third parties.

        With regard to (x) General Liability, (y) Workers Compensation, and (z) Auto Liability and Physical Damage insurances, these coverages are included in stand-alone programs arranged specifically for Chipotle and billed directly to Chipotle. As such, McDonald's will collect no fees or costs from Chipotle in connection with these programs.

Term; Termination of Insurance Services:

        The policies of insurance contemplated by the Insurance Services expire on October 31st of each calendar year, and, as such, unless terminated earlier pursuant to Section 6.02 of the Agreement or as set forth below, the Insurance Services shall have an initial term expiring on October 31, 2006, and will be renewed automatically thereafter for successive one (1) year terms unless either Chipotle or McDonald's elects not to renew the Insurance Services upon not less than six (6) months' written notice prior to any such renewal.

        The Insurance Services are subject to early termination by either Chipotle or McDonald's at any time on or after an Ownership Reduction Date, provided the terminating party has provided not less than sixty (60) days' written notice of such termination. The required sixty (60) days' written notice may be provided before or after the Ownership Reduction Date, so long as (i) the termination date is no earlier than the Ownership Reduction Date and (ii) the period between the date of notice and the termination date is at least sixty (60) days.

Services Agreement—Schedule III

Benefits Services

Services:

        On and after the Closing Date, Chipotle employees shall continue to be eligible to participate in McDonald's Plans, subject to the terms of the governing plan documents, as interpreted by the appropriate plan fiduciaries. On and after the Closing Date, subject to regulatory requirements, McDonald's will continue to provide Benefits Services to and in respect of Chipotle employees with reference to McDonald's Plans as it administered the plans prior to the Closing Date. The McDonald's Plans for purposes of this Agreement are as follows:

    The McDonald's Corporation Health Plan for Chipotle Employees
    McDonald's Ventures 401(k) Plan
    The McDonald's Excess Benefit and Deferred Bonus Plan.

Billing Methodology:

        Chipotle shall reimburse McDonald's for McDonald's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain McDonald's personnel expenses), generally in accordance with past practice, relating to participation by Chipotle employees in the McDonald's Plans.

        The reimbursement for The McDonald's Corporation Health Plan for Chipotle Employees shall be a monthly premium determined actuarially on an annual basis to reflect (a) the prior year's claims experience, (b) risk assumption, (c) plan design, (d) demographic and geographic adjustments, and (e) vendor, legal, benefits accounting, administrative and consulting fees for services on behalf of Chipotle employees for the upcoming year.

        It is the express intent of the Parties that Service Costs relating to the administration of the McDonald's Plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR Section 2550.408c-2.

        In addition, costs associated with certain McDonald's Plans will be paid in part through employee payroll deductions for such McDonald's Plans.

Term; Termination of Benefits Services:

        Unless terminated earlier pursuant to Section 6.02 of the Agreement or as set forth below, the Benefits Services shall have an initial term expiring on December 31, 2006, and will be renewed automatically thereafter for successive one (1) year terms unless either Chipotle or McDonald's elects not to renew the Benefits Services upon not less than six (6) months' written notice prior to any such renewal.

        The Benefits Services are subject to early termination by either Chipotle or McDonald's at any time on or after an Ownership Reduction Date, provided the terminating party has provided not less than sixty (60) days' written notice of such termination. The required sixty (60) days' written notice may be provided before or after the Ownership Reduction Date, so long as (i) the termination date is no earlier than the Ownership Reduction Date and (ii) the period between the date of notice and the termination date is at least sixty (60) days.

Other Terms and Conditions Relating to Benefits Services

        McDonald's and Chipotle agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with McDonald's Plans, including, but not limited to, ERISA, COBRA and HIPAA. Such coordination, upon request, will include (but is not limited to) the (a) sharing payroll data for determination of highly compensated employees, (b) sharing claims data for purposes of plan design, claims appeal determinations and premium calculations, (c) providing census information (including accrued benefits) for purposes of running discrimination tests, (d) providing actuarial reports for purposes of determining the funded status of any plan, (e) reviewing and coordinating of insurance and other independent third party contracts, and (f) providing for review of all summary plan descriptions and other plan communications, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

        McDonald's shall provide to Chipotle data or reports requested by Chipotle relating to (a) benefits paid to or on behalf of Chipotle employees under McDonald's Plans, including but not limited to financial statements, claims history, and census information, and (b) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. McDonald's will provide such information within a reasonable period of time after it is requested. The costs for reports shall be billed as incremental costs.

QuickLinks

  Exhibit 10.5
SERVICES AGREEMENT
RECITALS
AGREEMENTS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF SERVICES; NO WARRANTY
ARTICLE III SERVICE COSTS; OTHER CHARGES
ARTICLE IV CHIPOTLE DELEGATION; TRADEMARKS AND SERVICE MARKS
ARTICLE V LIMITATION OF LIABILITY; INDEMNIFICATION
ARTICLE VI TERM AND TERMINATION
ARTICLE VII MISCELLANEOUS
Services Agreement—Schedule I Accounting Services
Services Agreement—Schedule II Insurance Services
Services Agreement—Schedule III Benefits Services